Exhibit 99

Titan International, Inc. Announces Executive Management Changes

QUINCY, Ill. - July 12, 2010 - Titan International, Inc.’s board of directors has announced changes to its executive management team. Kent W. Hackamack, vice president of finance and treasurer, has been named executive vice president of corporate development.

“Titan has been in various negotiations to increase its worldwide footprint in agricultural and mining wheels and tires. Kent’s experience will help us achieve those goals,” said Chairman and CEO Maurice M. Taylor Jr.

Hackamack joined Titan in 1994 as corporate controller and was appointed vice president of finance and treasurer in 1996. He is a certified public accountant and holds two degrees from Northeast Missouri State University (now Truman State University) in accounting and computer science.

Titan’s board of directors also announced that Paul G. Reitz has joined the company as chief financial officer. Reitz brings over 15 years experience of leading finance and accounting departments for publicly traded corporations including public accounting experience. He began his career in the mid-1990s with Deloitte and Touche LLP. He then became controller for McLeodUSA Publishing, a NASDAQ traded company, and Yellow Book USA Inc., a subsidiary of the Yell Group PLC, a global publisher with multi-billion dollar sales that is publicly traded on the London Stock Exchange.

“I am very pleased that Paul is joining the Titan team,” said Taylor. “Paul’s experience with publicly traded corporations and public accounting experience will assist Titan as we continue to expand our business.”

Reitz’s most recent appointment was as assistant vice president and chief accounting officer at Carmike Cinemas, Inc., a $500 million in sales NASDAQ traded company. Reitz is a certified public accountant with a Master’s of Business Administration degree from the University of Iowa. At Titan, Reitz will oversee the company’s accounting and financial matters.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489